UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2007

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ACACIA RESEARCH CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26068 (Commission File Number)	95-4405754 (I.R.S. Employer Identification No.)

500 Newport Center Drive,
Newport Beach, California 92660
(Address of Principal Executive Offices) (Zip Code)

(949) 480-8300
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2007, CombiMatrix Corporation amended the Lease Agreement, dated October 19, 2000 (as amended May 1, 2002), with Wiredzone Property, L.P., a Delaware limited partnership, for its offices in Mukilteo, Washington. The material terms of the amendment are as follows:

(a) Between February 28, 2007 and April 30, 2007, CombiMatrix will reduce its office space from 90,111 square feet to 30,727 square feet;

(b) The term of lease is extended from October 31, 2008, to October 31, 2010. CombiMatrix may terminate the lease as of October 31, 2008 if notice is provided to the Landlord by July 31, 2008 and a fee is paid equal to the broker commissions paid by landlord for the amendment;

(c) Annual base rent is reduced to a blended rate of approximately $12 per square foot effective February 1, 2008, increasing by 3% per year beyond October 31, 2008, assuming CombiMatrix does not exercise its right to terminate;

(d)  CombiMatrix will reduce its letter of credit from $1.5 million to $1.0 million, which will decline by $40,000 on March 1, 2007, and an additional $40,000 every month thereafter until reduced to $300,000;

(e) CombiMatrix’s right to renew the term for two additional periods, its right to expand the premises, and its right of first opportunity on additional space were terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACACIA RESEARCH CORPORATION

Date: February 7, 2007	By:	/s/ Paul R. Ryan

Name: Paul R. Ryan Title: Chairman and Chief Executive Officer